SCICLONE PHARMACEUTICALS SUMMARY OF DISCLOSURE FROM CONFERENCE CALL

Moderator: Ira Lawrence

December 14, 2005

8:00 a.m. CT

Operator:  Good day and welcome to today’s SciClone Pharmaceuticals conference call to discuss ZADAXIN Phase 3 Results From the First Hepatitis C Trial and Interim Phase 2 Malignant Melanoma Data.  This call is being recorded.

At this time, I would like to turn the call over to Dr. Ira Lawrence, President and Chief Executive Officer.  Please go ahead, sir.

Ira Lawrence:  Thank you, Audra and good morning everyone and thank you for joining us today.  Before beginning, I would like to quickly remind you that we will be making forward-looking statements during the course of this call including statements regarding expected timing of trials and possible clinical developments.  These statements are subject to risk factors which include but are not limited to those detailed in our SEC filings.  Actual outcomes could vary substantially from our expectations.

             Earlier this morning, we reported two sets of data for ZADAXIN – top-line results from the first of our two ZADAXIN phase 3 hepatitis C trials and interim data from a ZADAXIN phase 2 malignant melanoma trial being conducted by our European partner, Sigma-Tau.  This morning I will review the results of each trial beginning with our phase 3 (HCV) trial, then moving to the phase 2 malignant melanoma trial.

             As we reported this morning, our first phase 3 hepatitis C trial did not demonstrate a statistically significant benefit in its co-primary endpoints of sustained viral response, or SVR, and improvement in liver histology.  By way of background, SciClone conducted two double-blind randomized placebo-controlled multi-center phase 3 hepatitis C trials evaluating the combination of our drug candidate ZADAXIN and pegylated interferon alpha versus the combination of a placebo plus pegylated interferon alpha.  In the first trial, we enrolled over 500 hepatitis C patients who had failed at least 12 weeks of interferon alpha-based therapy and did not have cirrhosis of the liver.  The second trial enrolled over 500 hepatitis C non-responder patients with early cirrhosis.  Today we reported top-line results from the first trial and in May 2006 we expect to report top-line data from the second trial.

             Although not statistically significant, we did see a positive trend in SVR for those patients who were treated with ZADAXIN in combination with pegylated interferon alpha versus those patients who were only treated with pegylated interferon alpha.  Specifically, approximately four percent of the patients enrolled in the ZADAXIN treatment arm achieved an SVR compared with only approximately two percent of patients enrolled in the pegylated interferon control arm.  Importantly, ZADAXIN was well tolerated with no significant ZADAXIN-related side effects observed.

             Of particular interest, in the preliminary post hoc analysis, we noted that among a sub-group of non-responder patients who had failed prior regular interferon monotherapy, those treated with ZADAXIN plus pegylated interferon alpha had a higher SVR rate than those treated with pegylated interferon alone.  In addition, across all non-responder groups there was a lower relapse rate seen in the ZADAXIN plus pegylated interferon arm than was seen in the pegylated interferon arm alone.

             Based on these interesting initial observations, we believe that further in-depth analysis of the data is necessary so that we are able to fully understand ZADAXIN’s possible incremental role in hepatitis C therapy.  Therefore, we will thoroughly evaluate these data together with the second trial results expected in May of 2006.

             Furthermore, enrollment continues in the ongoing trial evaluating the use of the triple therapy combination of ZADAXIN, pegylated interferon alpha, and Ribavirin compared to pegylated interferon alpha and Ribavirin alone.  This trial differs from our U.S. phase 3 trials in two important respects.  First, the patients being enrolled in the triple therapy trial must have failed at least 12 weeks of therapy with pegylated interferon plus Ribavirin.  Second, both treatment arms include the use of the antiviral agent Ribavirin, which is part of the current standard treatment regimen.

             Moving to malignant melanoma, today we reported that ZADAXIN demonstrated an encouraging dose-dependent overall tumor response in an ongoing phase 2 stage IV malignant melanoma trial being conducted by Sigma-Tau.  This trial is a multi-center, open-label phase 2 study evaluating the efficacy of the chemotherapeutic agent Dacarbazine, commonly referred to as DTIC, in combination with varying doses of ZADAXIN with or without a low-dose interferon alpha.  Currently there are five different treatment arms.

             In the first arm or the control arm, patients receive DTIC plus low-dose interferon.  In the second arm, patients receive DTIC plus 3.2 milligrams of ZADAXIN.  In the other three arms, all patients receive a combination of ZADAXIN with DTIC and low-dose interferon, the difference being the dose of ZADAXIN – 1.6 milligrams, 3.2 milligrams, or 6.4 milligrams.  Since the ZADAXIN 6.4 milligram arm is a recent addition to the trial, the data we reported this morning do not include data on these patients.

             Of the 320 patients currently enrolled in the initial four study arms, 270 patients have been evaluated according to RECIST criteria for overall tumor response, which includes both partial and complete responses.  More patients in the three ZADAXIN treatment arms have achieved an overall response than those enrolled in the control arm.  In patients treated with DTIC in combination with 3.2 milligrams of ZADAXIN but no interferon, an overall response rate of 12.9 percent was achieved, compared with only 3.9 percent of patients treated with DTIC and low-dose interferon, the control group.  Patients treated with DTIC low-dose interferon alpha and 1.6 milligrams of ZADAXIN achieved a 7.4 percent overall response, and 10.9 percent of patients treated with DTIC low-dose interferon alpha and 3.2 milligrams of ZADAXIN achieved an overall response.

             Based on these encouraging interim data, we, together with Sigma-Tau, will request meetings with the FDA and the European authorities to discuss our regulatory strategy for the use of ZADAXIN in the treatment of advanced malignant melanoma.  These discussions will be the basis of our phase 3 development program, which we are initially targeting to begin in 2006.  In addition, we will apply for orphan drug designation in both the U.S. and the European Union.  If we are able to obtain orphan drug designation in both the U.S. and Europe, we will seek to obtain market exclusivity in these two major pharmaceutical markets.

             In summary, we remain committed to the development of ZADAXIN and our goal to obtain approval in a major pharmaceutical market.  Based on the data we have discussed this morning, we believe that the best near-term opportunity to obtain this goal for ZADAXIN is in malignant melanoma and we intend to vigorously move forward on this front.  In the area of hepatitis C, we will further analyze the data from this first trial and the additional data from the second phase 3 trial.  Together with Sigma-Tau, we will determine and coordinate the next steps for the development of ZADAXIN in the treatment of hepatitis C.

             Finally, I’d like to briefly highlight the other core assets that we have here at SciClone.  In the area of development, in addition to these ongoing ZADAXIN trials, we are completing work associated with the phase 1 trials for SCV-07, our second candidate drug, and will begin phase 2 in mid-2006.  In addition, we have a significant asset in our overseas sales, especially in our well-established and successful operation in China.  We intend to capitalize on this significant advantage by in-licensing other products to introduce into this market.

             As we move into 2006, our plans are to initiate phase 3 trials in melanoma, phase 2 trials in SCV-07, refine our development strategy for ZADAXIN and hepatitis C, and further expand our business operations in China.

             At this time, we would like to open the call for questions.  In the interest of time and to ensure that everyone has an opportunity to participate, please limit your questions to one at a time.  If you have additional questions, you may re-queue.

Operator:  Thank you.  Today’s question-and-answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again if you do have a question, please press star one.

We’ll go first to Adam Walsh at Jefferies & Company.

Adam Walsh:  Can you break out for us the raw numbers for the melanoma percentages that you gave between the groups?

Ira Lawrence:  In the control arm, which is the DTIC and interferon alone, we had three out of 76 patients respond, or 3.9 percent.  In the DTIC and ZADAXIN 3.2 arm without interferon, we had 11 of 85.  In the DTIC, interferon, and ZADAXIN 1.6 arm, we had four out of 54.  And in the DTIC, interferon, and ZADAXIN 3.2 arm, we had six out of 55.  And I point out that the denominators are different because, as you know, the enrollment has been ongoing in some of these additional arms.  So again, these are preliminary interim data, but as you can see, the numbers are pretty solid.

Adam Walsh:  Can you remind me that fifth arm that’s being added – that’s DTIC plus what?

Ira Lawrence: DTIC plus interferon plus 6.4 milligrams of ZADAXIN, Adam.  And in that arm – we have no data yet.  Those patients are still being enrolled.  I will comment, though, that the trial has been enrolling very well.  We actually heard from Sigma-Tau that the investigators are extremely encouraged and very enthusiastic.  So they have been enrolling in that arm very, very well.

Adam Walsh:  It looks like the DTIC without interferon plus 3.2 ZADAXIN had a very nice response rate relative to the interferon groups.  I’m just curious to know why the fifth arm includes interferon.

Ira Lawrence:  We did notice that.  When the decision was made to move forward with 6.4, we had very, very preliminary data.  So it is possible that at that time, the differentiation between the arms was not that clear.  The dose response is quite impressive,, which is something that, as you know, we’ve always been very interested in obtaining on ZADAXIN.

Operator:  We’ll go next to Alan Leong at Biotech Stock Research.

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Alan Leong:  Do you have any information regarding the side effect profile in the melanoma trial?  Were there – especially anything relating to the hematologic side effects or nausea?

Ira Lawrence:  The side effects that we saw were very consistent with those that we would expect with the standard treatment of DTIC and interferon.

Alan Leong:  No contrast between the ZADAXIN groups with the …

Ira Lawrence:  No, not to date.

Operator:  Next we’ll move to Jerry Wu at BAM.

Jerry Wu:   Do you have any preliminary time to progression or survival data for patients in the melanoma trial?

Ira Lawrence:  No, we don’t.  As you know, the study has been enrolling for awhile, but most of the patients were enrolled this year.  As we stated in the press release, we will be providing preliminary survival data mid-next year.

Operator:  And we’ll go back to Alan Leong with Biotech Stock Research.

Alan Leong:  In terms of the upcoming phase 3 trial, I wonder if you could provide some color on it.  And would you expect – would you expect survival to indeed be a primary endpoint for both the EMEA and the FDA?

Ira Lawrence:  As to the melanoma trial, yes, I would anticipate that survival will be one of the endpoints, but, again, that’s speculation at this point.  One of the goals, obviously, with our dialogue with both the EMEA and the FDA is to discuss our regulatory strategy and that will include the design of the trials as well as the endpoints.  I think it’s important to note that this is a very great unmet medical need and as a result the agencies in both the European Union and the U.S. are often very much more flexible with endpoints with this kind of study.  So again, that would be the purpose of those meetings early next year to determine what the exact endpoints will be.

Alan Leong:  About where you want to take ZADAXIN, you know, and this might be a little bit early right after the trials, but are thinking of applying ZADAXIN to any other candidate indications?  And if so, if you’re thinking about it, could you characterize what a potential candidate indication might look like – what would make a good candidate?

Ira Lawrence:  It probably is early since we just have gotten the data from both these studies very recently.  What I will say is that we are going to be evaluating the data from the hepatitis C trials.  In addition, we will be evaluating further data from the melanoma trial and making decisions as we move forward with a strategy.  Our primary strategy has been and continues to be the approval of ZADAXIN in a major pharmaceutical market and that is certainly our goal.  As I stated earlier, our main goal now we believe in the near-term is to achieve approval by the melanoma trial, and that will be the focus of our efforts in the near-term.

Alan Leong:  Can you give us a discussion of the cash position and how you might – how you would generally approach – maybe give it some color around funding the company through the upcoming clinical work to be done.

Rick Waldron:  The situation with the company, clearly given that we got these data very recently, the focus is going to be directed towards the development of ZADAXIN for malignant melanoma.  And of course we’re in the very early stages now of what that’s going to require going forward.  But where we are standing at this point in time is that we have $43 million in cash.  Last year, when we were wrapping up the hepatitis C U.S. trials, that was a demand on our research and development.

             At that point in time, SCV-07 was just coming up and SCV-07, of course, is in the forefront as far as the development for phase 2 going into ’06, as well.  In 2005, our cash burn from an operating standpoint was only about $9 million.  So we’re going into 2006 with $43 million, and China continues to do very well.  It’s done well all throughout the year, it’s going to do well in the fourth quarter, and we’re expecting it to continue to do well going into 2006.

Operator:  We’ll go next to David Jordon, Axiom Capital Management.

David Jordon:   Anything going on with SPKK and the Japanese settlement?

Ira Lawrence:  Thank you for asking, actually.  SciClone is mediating its disputes with Schering – or with SPKK.  Currently we are scheduled for mediation February 22 and 23 of 2006.  This is a difference from what I had announced earlier, but this was the earliest possible date for mediation given the full schedule of the mediator chosen and agreed to by both SciClone and SPKK to mediate the dispute.

             I think it’s important to note that this mediation date was agreed to by SciClone only after we secured SPKK’s agreement that an arbitrator would be chosen by the parties prior to the mediation date.  Iif SciClone and SPKK are unable to resolve their differences via this mediation, we can proceed quickly to arbitration without the delay associated with the process of choosing an arbitrator.  So that’s where we stand with that.

David Jordon:  If one was to hope to live and live to hope, what would the best case possibly be with the melanoma drug if you got the orphan drug status when it could be on the market?  You’re making forward-looking statements, so might as well include that one as well.

Ira Lawrence:  I think I would be hesitant to comment, and the main reason being that, as I said, the agencies are often very flexible with these kinds of diseases and so until we have a chance to meet with them and really determine what they’re going to require, I’m hesitant to really commit.  We will provide follow-up after we’ve had a chance to meet with the agencies and have a detailed strategy.  At this time, that’s all I can do.

David Jordon:  And when are you meeting with them again?

Ira Lawrence:  We are going to request meetings early next year and meet as soon as we can after they honor our request.

David Jordon:  So you could give some guidance on this issue by sometime in the first quarter.

Ira Lawrence:  We will do our best to get this guidance to you as quickly as we can.

Operator:  We’ll move next to Arthur Bernard, a private investor.

Arthur Bernard:  Does ZADAXIN – is it at all being considered as a treatment or a preventative for Asian bird flu?

Ira Lawrence:  At the present time, we have no information on its value or its use in avian flu.  As you may recall, it was used during the SARS epidemic and in China. It is approved in China as a vaccine adjuvant.  So again, we have no information currently we are not at the present time involved in any studies with avian flu.

Operator:  Next we’ll go to Scott Werner at Western International.

Scott Werner:  Some of  the people in the Hep-C markets that have nucleoside analogs tend to only deliver data after the 12-month period and skip the observation period.  My question is, “What kind of response did we have after 12 months prior to the observation period?”

Ira Lawrence:  In this study we had about a 20 percent response rate in both treatment arms at week 48.

Scott Werner:  Well, that sounds pretty good.

Ira Lawrence:  Yes, and I think that points toward the relapse rate that we saw and we mentioned earlier that there was actually a lower relapse rate if you do the calculations you can see with both groups being about 20 percent.  We saw a four percent response rate at the end of week 72 in ZADAXIN and about a two percent rate in the placebo group.  So you can see that those data at the end of week 48 are not necessarily predictive of how it will end at week 72 at the end of that 24-week observation period.

Scott Werner:  Any color on the Taiwan trial?

Ira Lawrence:  We do not have any data to announce at the present time.  We are still working on enrollment on that trial.

Scott Werner:  How does today’s data affect or the China sales and are China sales strictly HBV or I mean hepatitis C or is there also some cancer use in there?

Ira Lawrence:  We anticipate minimal impact on China sales.  The drug in China primarily is utilized by physicians to treat hepatitis B, cancer, and in some cases, in the intensive care unit setting.  So we anticipate a minimal impact on our China sales moving forward at least in the near term.

             And I think also it is important to point out that these melanoma data actually serve to validate the use of ZADAXIN in a cancer setting, which is something that we know the Chinese physicians have been using ZADAXIN for, for some time.

Operator:  And we’ll go next to Jerry Wu at BAM.

Jerry Wu:   Do you have any financial responsibilities for the ongoing triple therapy hepatitis trial in Europe?

Rick Waldron:  Yes, it’s approximately a $4 million contribution on our part for the triple therapy trial in Europe, and we’re basically sharing that and contributing that as the trial progresses.  And it’s still in the enrollment going towards the 550 patient target figure.

Jerry Wu:  And you’re planning on going forward with that trial given today’s results?

Ira Lawrence:  Yes, in fact, let me comment on that a little bit.  We have spoken with Sigma-Tau and they are fully committed to moving forward with this trial.  In fact, they’re enthusiastically moving forward with this trial.  And so, we are going to continue to move forward.

Jerry Wu:  Do you have any idea what the SVR rates were in patients that had actually failed previous combination interferon Ribavirin therapy versus mono-therapy?

Ira Lawrence:   We did have responses, but I don’t remember the exact numbers and I’m hesitant to say without having them right in front of me.  But we did have responses with ZADAXIN in patients who had failed that previous therapy.

Operator:  We’ll go next to Fariba Ghodsian at D3 Capital.

Fariba Ghodsian:   Just a few questions on the timing with regard to the European Hep-C trial, when could we see some data from that?

Ira Lawrence:  Sigma-Tau is still enrolling in the trial and so we don’t have a firm date yet or exactly when the data will be available.  The trial is enrolling and moving forward.  That’s the best I can give you right now.

Fariba Ghodsian:  With regard to the melanoma, when would we see the full data of the phase 2 trials?

Ira Lawrence:  We are anticipating releasing the overall response data on the full data set in mid-2006 as well as preliminary survival data on the first cohort of patients.

Fariba Ghodsian:  And that would be after survival data

Ira Lawrence:  Yes, some preliminary survival data.

Fariba Ghodsian:  And at that time, you would also have the second phase 3 Hep-C trial?

Ira Lawrence:  Yes, the second phase 3 trial will be in mid-2006.  I can’t guarantee that they’ll be at the same time, but, yes, they will both be in that part of the year.

Fariba Ghodsian:  The second phase 3 trial is quite similar to the first phase 3 trial is that right?

Ira Lawrence:  The second phase 3 trial was identical in design to this first trial we’re reporting today with the exception that patients in the second phase 3 trial had early-stage cirrhosis.

Fariba Ghodsian:   And these are the same Peg-Interferon or …

Ira Lawrence:  Yes.

Operator:  Next we’ll go to Jeff Green, a private investor.

Jeff Green:  Quick question and comment that I don’t think many people are aware of, but last Saturday – four days ago the Chinese government commissioned an over year-and-a-half study with over 1,000 treating doctors in China to come up with guidelines for hepatitis B treatment in China where all the doctors can get on the same page.  This was a major release in the Chinese newspapers and I think it would be very important if we know if ZADAXIN is going to be included as a guideline therapy for China.  Are you aware of this and can you give us some clues?

Ira Lawrence:  I’m aware of the release.  I do not know at this point in time whether Zadaxin will be included or not.  It is important, if you recall, that we were included in the APASL guidance for the treatment of hepatitis B.  That statement was published earlier this year.  And as you know, we are approved for the use in hepatitis B in China.

Jeff Green:  I would hope you get your sales folks in China to get on to that to get a copy because it was released last Saturday and it’s there and it would make a wonderful release for us.

Ira Lawrence:  We will certainly do our best using our sales force there.  Thank you.

Operator:  We’ll go next to Ross Demont at Midwood Capital.

Ross Demont:  A quick question for you I guess moving on to other stuff.  I saw on the European patent Web site that you guys filed a patent around these SCV-07 for type A influenza.  Is that the sort of disease candidate you’re going to choose going forward or can you give us a little color around where you’re going to focus?

Ira Lawrence:  That is one area that we are considering.  I think we have not made a final decision on all of the indications for phase 2.  We are collecting some additional preclinical data and we will be announcing that.  But certainly our emphasis will be either in viral or other infectious diseases in the SCV-07 phase 2 trials.

Ross Demont:  Is it fair to assume or hope that whatever the disease candidate is will be easier to run trials in and shorter and less costly than it has been for hepatitis or for ZADAXIN?

Ira Lawrence:  I think certainly our focus will be on optimizing the success of SCV-07 in the quickest way possible.  That certainly will be our goal.

Operator:  We’ll go next to David Jordon, Axiom Capital Management.

David Jordon:   I forgot what Rick said or maybe he didn’t say about the estimated burn rate for this year.  And also in the – just to give some level of hope, in the early-stage cirrhosis potential market, if the second part of the trial is successful, is the market bigger in the early-stage cirrhosis that’s being addressed by the second part of the trial as opposed to what was addressed in the first trial that didn’t show statistical significance?

Ira Lawrence:  I think with regard to your second question, the patients with cirrhosis are a smaller market, but again, it’s an unmet need.  So I think you evaluate vis-à-vis although it’s a smaller market, it is an unmet need, so there’s always an opportunity there.  With regard to your first question, I will turn that back to Rick to comment.

David Jordon:  Does that mean that there are – is that strictly by statistical aberration, meaning that there are a tremendous amount more failed responders?

Ira Lawrence:  I would say, yes, we know that one of the factors that predisposes patients to be non-responders is the presence of fibrosis or cirrhosis in the patient, so there is a likelihood that patients with cirrhosis are more likely to be non-responders.

Rick Waldron:  Wwhat I had commented on was that for 2005  we had estimated that we’d finish the year with approximately $43 million in cash and that effectively translates into a $9 million cash burn from an operating basis – , absent any financing activities of paying down debt or getting money in from any sort of equity sales from stock options or anything like that.  And clearly we’re just at the stage of planning the budgets and plans for 2006, so it’s a little too early to comment on that.

David Jordon:  You can’t give us a possible range of what it might be?

Rick Waldron:  Right now we really have to put pencil to paper in figuring out where we’re going to stand primarily as to  the effect and the plans for malignant melanoma trial plans, so it’s a little too early at this point.

Operator:  And next we’ll move to Scott Werner with Western International Securities.

Scott Werner:  Yes, regarding mediation with SPKK ., are you just trying to recoup costs of trial or is there opportunity cost here?  And regarding that, how important is the continuing hepatitis B sales in the Asian arena – how does that affect how people look at this?

Ira Lawrence:  Well, as far as the strategy for SPKK, we have agreed to mediation on our substantial claims arising from SPKK’s management and conduct of the clinical trials in Japan.  SciClone believes that this is appropriate to mediate and we believe that there is clear evidence that SPKK did not fulfill their obligations.  As to what the final numbers will be, I think we really can’t speculate until we get into mediation.

Scott Werner:  Just the fact that there is circumstantial evidence or sales in hepatitis, how does that color the way that some settlement might go, you know?  In other words, we haven’t sold the HBV in Japan, so where is the evidence that says it’s valuable.  I assume it’s the China evidence – China sales.

Ira Lawrence:  Well, as you know, there were studies conducted in Japan in hepatitis B that we have actually published demonstrating of benefit of ZADAXIN in the treatment of hepatitis B.  Other than that, I really can’t comment on our strategy with regard to settlement cost or settlement fees and agreements due to the fact that we are obviously ready to go into mediation.

Scott Werner:  The data you speak of alludes to a higher clearance rate – sustained clearance rate in HBV than we saw in hepatitis C.  In retrospect, is it – is it the fact that the patients who had over 850,000 counts – the high viral load that needs to be knocked down by a nucleoside analog in order to help get the SVR?  What are your thoughts on that?

Ira Lawrence:  I think at this point it’s a little too early for me to comment on what we can conclude from the data that we have from the ongoing trial we reported this morning.  I think it’s important to show that we did see a positive trend in SVR in this trial in the patients that received ZADAXIN and we are going to continue to evaluate those data and determine what other additional conclusions we can draw, and that will certainly be one of those that we will look at.

Operator:  That does conclude today’s question-and-answer session.  Dr. Lawrence, I’ll turn the conference back over to you for closing remarks.

Ira Lawrence:  Thank you very much, all of you, for participating in the call.  We appreciate your continued interest in SciClone and we look forward to talking to you early next year with our end-of-year numbers.  Thank you very much and good-bye.

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